Exhibit 99.1

Socket Mobile Reports First Quarter 2022 Results

NEWARK, Calif., – April 28, 2022 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading provider of data capture and delivery solutions for enhanced workplace productivity, today reported financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”) for the three months ended March 31, 2022.

First Quarter 2022 Financial Highlights:

•	Revenue increased 31% to $6.3 million, compared to $4.8 million in the comparable prior-year quarter, and increased by 3% sequentially compared to $6.1 million in Q4 2021.

•	Gross margin decreased to 49.7% compared with 53.5% for the prior-year quarter and 52.1% in the preceding quarter. Rising component costs and freight costs contributed to the lower Q1 2022 margin.

•	Operating income was $0.5 million compared to an operating income of $0.2 million for the prior-year quarter, and $0.7 million in the preceding quarter.

•	Diluted earnings per share was $0.04 compared to $0.03 for the prior-year quarter, and $0.11 in the preceding quarter.

"I am proud of the strong performance delivered by our team through the first quarter of 2022,” said Kevin Mills, President and Chief Executive Officer of Socket Mobile, Inc. "We remain focused on strengthening and expanding our software development tools for our application partners, particularly CaptureSDK. We recently announced our CaptureSDK for Flutter, to support the many developers who are using the Flutter development environment. According to the latest figures, Flutter is used by over two million developers, with 500,000 using it monthly. 42% of software developers have used Flutter, and it has quickly become the popular cross-platform mobile framework amongst developers, according to a 2021 developer survey. In Q1, we also announced our SocketCam product, C820, a software-based barcode scanner, which offers a free, flexible, quick, and reliable data capture solution to our application partners who can include the C820 in their applications to provide free scanning to their end-users. The SocketCam C820 is the first member of the SocketCam family and turns any mobile device into a high-performance barcode scanner. Application developers today are challenged to service a wide range of customers with various data capture requirements, from the price-sensitive to the performance-sensitive, and even multiple data types. The addition of the C820 seamlessly enables these diverse requirements. End-users whose data capture requirements exceed the capabilities of the free camera-based scanners will have the choice of purchasing a Socket Scanner or using an advanced version of the camera-based scanner which is scheduled to be available in the second half of the year.

“We have been able to support all our customers thanks to our Operations team which continues to manage the challenges associated with supply chain disruptions, higher component costs, and shipping. The additional costs in Q1 impacted our margins. In Q2, we expect to recover some of our margin loss by reducing some of the discounts we currently provide and increasing the volume of sales in our lowest discount channels.

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“We have seen that data capture requirements evolve over time, and we have adjusted our strategy and capabilities to better service these requirements by providing our partners with solutions that enable them to deal with both different technologies such as barcode and NFC, and to support their most price-sensitive and most performance-sensitive customers with a single development cycle. We look forward to continuing to work and deliver solutions that help our application partners grow their businesses,” continued Mills.

“I look forward to discussing our first quarter financial results and outlook on our upcoming earnings call and webcast,” concluded Mills.

Conference Call

Management of Socket Mobile will hold a conference call and webcast today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (866) 374-5140 passcode 11783511#. A live and replay audio webcast of the conference call can be accessed through a link https://onlinexperiences.com/Launch/QReg/ShowUUID=DE9D1C41-29C3-41B6-94AD-83BA8C6C24EC&LangLocaleID=1033

About Socket Mobile, Inc.

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third-party barcode-enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless readers/writers. Mobile Applications servicing the specialty retailer, field service, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Newark, Calif., and can be reached at +1-510-933-3000 or www.socketmobile.com.  Follow Socket Mobile on LinkedIn, Twitter @socketmobile, and on our sockettalk blog.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution, and market acceptance of the products, and statements predicting trends, sales, market conditions, and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket Mobile Investor Contact:
Lynn Zhao
Chief Financial Officer
510-933-3016
lynn@socketmobile.com

Socket is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2022, Socket Mobile, Inc. All rights reserved.

– Financial tables to follow –

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Socket Mobile, Inc.

Condensed Summary Statements of Operations (Unaudited)

(Amounts in thousands except per share amounts)

	Three months ended Mar 31,
	2022	2021
Revenue	$6,293	$4,813
Cost of revenue	3,165	2,239
Gross proft	3,128	2,574
Gross profit percent	49.7%	53.5%
Research & development	1,054	931
Sales & marketing	900	660
General & administrative	710	741
Total operating expenses	2,664	2,332
Operating income	464	242
Interest expense	(46)	(49)
Other income	—	10
Deferred income tax benefit (expense)	(76)	—
Net income	$342	$203
Net income per share:
Basic	$0.04	$0.03
Fully diluted	$0.04	$0.03
Weighted average shares outstanding: Basic Fully diluted	7,234 7,724	6,484 7,306

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Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	(Unaudited) March 31, 2022	December 31, 2021*
Cash	$5,423	$6,096
Accounts receivable	3,446	2,576
Inventories	5,214	5,155
Deferred costs on shipments to distributors Other current assets	152 489	159 395
Property and equipment, net	1,045	1,069
Deferred tax assets	7,884	7,960
Intangible assets, net	1,782	1,814
Operating leases right-of-use assets	106	211
Other long-term assets	352	140
Total assets	$25,893	$25,575
Accounts payable and accrued liabilities	$2,961	$2,862
Bank non-formula loan	500	625
Subordinated convertible notes payable, net of discount	144	144
Subordinated convertible notes payable, net of discount-related party	1,209	1,201
Deferred revenue on shipments to distributors	371	407
Deferred service revenue	42	32
Operating lease liabilities	130	258
Total liabilities	5,357	5,529
Common stock	66,294	66,147
Accumulated deficit	(45,758)	(46,101)
Total equity	20,536	20,046
Total liabilities and equity	$25,893	$25,575

*Derived from audited financial statements.

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